UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 15, 2013

Capital Southwest Corporation
(Exact Name of Registrant as Specified in Charter)
Texas
(State or Other Jurisdiction of Incorporation)

811-1056	75-1072796
(Commission File Number)	(IRS Employer Identification No.)

12900 Preston Road, Suite 700, Dallas, Texas	75230
(Address of Principal Executive Offices)	(Zip Code)

(972) 233-8242
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 20, 2013, Capital Southwest Corporation (the "Company") announced the appointment of Kelly Tacke as the Company's Senior Vice President, Chief Financial Officer and Treasurer, effective November 18, 2013.  Ms. Tacke is replacing Tracy Morris, who resigned as the Company's Chief Financial Officer, Chief Operating Officer and Secretary, effective November 15, 2013, to pursue other opportunities.  Ms. Tacke's base salary is $250,000.  She is eligible to receive up to $250,000 as a performance bonus, which bonus will be determined based upon criteria to be determined by the Compensation Committee of the Board of Directors at a later date.  Ms. Tacke is eligible to participate in the Company's employee incentive plans, but as of the date of this Form 8-K, she has not received any awards pursuant to such plans.

Ms. Tacke, age 56, served as the Chief Financial Officer and Consultant to AMC REIT, Inc., a real estate investment trust that owns a manufactured housing community and mortgage loan portfolio from April 2011 to January 2012.  Prior to that, she was with Palm Harbor Homes, Inc., a publicly traded manufacturer and marketer of factory-built homes, from October 1993 to April 2011, where she served as Executive Vice President, Chief Financial Officer and Corporate Secretary.  The Company was a long-time investor in Palm Harbor Homes. Most recently, Ms. Tacke has been managing personal investments.  Ms. Tacke began her career with PricewaterhouseCoopers, where she was a Senior Audit Manager from 1979 to 1993.  She holds a Bachelors of Business Administration degree from the University of Texas at Austin and is a Certified Public Accountant.
Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release of Capital Southwest Corporation, dated November 20, 2013.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 20, 2013

CAPITAL SOUTHWEST CORPORATION

By:	/s/ Joseph B. Armes
Joseph B. Armes
President and Chief Executive Officer